EXHIBIT 99.2


        Datastream Systems, Inc. Reports Third Quarter Results

    GREENVILLE, S.C.--(BUSINESS WIRE)--Oct. 22, 2003--

    Company reports highest level of profitability since the second quarter 1999

    Datastream 7i license sales grow 27% over the third quarter 2002

    Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the Company's third quarter ended September 30, 2003.
    Total revenues for the third quarter of 2003 were $22.4 million compared with $22.0 million for the third quarter of the prior year. Total software license revenues for the third quarter of 2003 increased slightly to $6.2 million compared to $6.0 million for the third quarter of the prior year. Net income for the third quarter of 2003 was $1.2 million compared with net income of $340,733 for the same period last year. Basic and diluted earnings per share were $0.06 per share for the third quarter of 2003 compared with $0.02 per share for the same period last year.
    Sequentially, third quarter 2003 total revenues decreased 4% from second quarter 2003 revenues of $23.4 million. Third quarter 2003 software license revenues decreased 2% from second quarter 2003 total software license revenues of $6.3 million. Net income for the third quarter 2003 increased from $252,462, or $0.01 per share, in the second quarter of 2003.
    Larry Blackwell, Datastream's chief executive officer, commented, "We are pleased with annual growth in revenues, profits and cash, and we believe our product offering gives us opportunities for additional revenue growth."
    The Company's cash and cash equivalents totaled $42.5 million at September 30, 2003, an increase of 31% from $32.4 million at September 30, 2002 and a 4% increase from $40.8 million at June 30, 2003. Days Sales Outstanding, or DSOs, were at 67 days for the third quarter 2003, a decrease of 4 days over the third quarter of 2002 and an increase of 2 days over the second quarter 2003. Net cash provided by operating activities for the third quarter 2003 was approximately $2.3 million, representing the 12th consecutive quarter of positive operating cash flow.
    Datastream 7i license sales were $3.8 million in the third quarter of 2003, representing a 27% increase in Datastream 7i license revenue from the same quarter of 2002 and a 6% increase from the second quarter of 2003. For the third quarter 2003, Datastream 7i license revenue represented 61% of the Company's license revenue mix, up from 49% of the license revenue mix for the same quarter of 2002.
    The Company expects to generate earnings per share between $0.05 and $0.08 in the fourth quarter 2003 and between $0.04 and $0.06 in the first quarter 2004.

    Conference Call

    Datastream will host a conference call today at 9:00 a.m., EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 11:00 a.m., EDT on October 22, 2003 until 11:59 p.m., EDT on October 24, 2003. The dial-in number for the replay is 1-800-428-6051 and the pass code is 286209. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 9:00 a.m., EDT at www.datastream.net/investor.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.
    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in the Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.
    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company") or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)

                          Three Months Ended       Nine Months Ended
                           September  30,           September 30,
                            2003        2002         2003        2002
                      ----------- -----------  ----------- -----------
Software product     $ 6,210,698 $ 6,040,013  $19,003,979 $18,670,826
Services and support  16,178,367  15,935,403   49,557,877  47,715,128
                      ----------- -----------  ----------- -----------

Total revenues        22,389,065  21,975,416   68,561,856  66,385,954

Cost of software
  product                281,614     234,916      884,562     860,455
Cost of services
  and support          7,208,993   8,128,439   22,318,130  23,870,626
                      ----------- -----------  ----------- -----------

Total cost of revenues 7,490,607   8,363,355   23,202,692  24,731,081
                      ----------- -----------  ----------- -----------

Gross profit          14,898,458  13,612,061   45,359,164  41,654,873

Operating expenses:
Sales and marketing    7,005,412   8,347,083   22,231,766  25,193,322
Research and
  development          3,360,052   2,647,870    9,250,362   7,949,168
General and
  administrative       2,726,454   2,216,055    8,923,406   7,731,330
                      ----------- -----------  ----------- -----------

Total operating
  expenses            13,091,918  13,211,008   40,405,534  40,873,820
                      ----------- -----------  ----------- -----------

Operating income       1,806,540     401,053    4,953,630     781,053
Other income
  (expense), net          83,713     123,156   (1,175,922)    268,043
                      ----------- -----------  ----------- -----------

Income before income
 taxes                 1,890,253     524,209    3,777,708   1,049,096
Income tax expense       661,589     183,476    1,338,844     365,368
                      ----------- -----------  ----------- -----------

Net income           $ 1,228,664 $   340,733  $ 2,438,864 $   683,728
                      =========== ===========  =========== ===========

Basic net income per
  share              $      0.06 $      0.02  $      0.12 $      0.03
                      =========== ===========  =========== ===========

Diluted net income
  per share          $      0.06 $      0.02  $      0.12 $      0.03
                      =========== ===========  =========== ===========

Basic weighted average
  number of common
  shares outstanding  20,225,325  20,155,027   20,109,414  20,152,443

Diluted weighted
  average number
  of common shares
  outstanding         20,965,681  20,517,169   20,599,767  20,607,078



               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (unaudited)

                               ASSETS

                                           September 30,  December 31,
                                                    2003         2002
Cash and cash equivalents                    $42,450,137  $34,721,471
Accounts receivable, net                      16,691,163   18,116,426
Unbilled revenue, net                          1,383,931    2,003,107
Other assets                                   4,118,277    3,999,399
                                              -----------  -----------

Total current assets                          64,643,508   58,840,403

Investment                                       502,143    2,000,000
Property and equipment, net                   11,192,302   10,696,968
Deferred income taxes, net                     5,287,633    5,287,633
Other intangible assets                          123,147       83,758
                                              -----------  -----------

Total assets                                 $81,748,733  $76,908,762
                                              ===========  ===========


                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                           September 30,  December 31,
                                                    2003         2002
Unearned revenue                             $16,629,447  $15,105,756
Other current liabilities                     11,940,429   12,261,724
Stockholders' equity                          53,178,857   49,541,282
                                              -----------  -----------

Total liabilities and stockholders' equity   $81,748,733  $76,908,762
                                              ===========  ===========


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                              (unaudited)

                                                  Nine Months Ended
                                                   September 30,
                                                    2003        2002
                                              ----------- -----------
Cash flows from operating activities:
   Net income                                $ 2,438,864 $   683,728

Adjustments to reconcile net income to net cash
 provided from operating activities:
      Depreciation                             2,559,328   3,062,209
      Other operating activity adjustments     4,615,699   5,757,613
                                              ----------- -----------

Net cash provided by operating activities      9,613,891   9,503,550

Net cash used in investment activities        (3,083,936) (1,425,648)

Net cash provided by (used in) financing
 activities                                    1,095,644    (190,686)

Foreign currency translation adjustment          103,067    (864,138)
                                              ----------- -----------

Net increase in cash and cash equivalents      7,728,666   7,023,078
Cash and cash equivalents at beginning of
 period                                       34,721,471  25,396,939
                                              ----------- -----------

Cash and cash equivalents at end of period   $42,450,137 $32,420,017
                                              =========== ===========

    CONTACT: SparkSource, Inc.
             Andy Murphy, 781-274-6061 x208
             investor@datastream.net